MINING EXPLORATION AND OPTION AGREEMENT


                    THIS MINING EXPLORATION AND OPTION
          AGREEMENT, hereinafter referred to as
          "Agreement," made and entered into by and between Hartmut W. & Inga M. Baitis, 2705
          Lorraine Drive, Missoula, MT 59803, hereinafter referred to as "Owner," and Gentor Resources, Inc., a Florida corporation, hereinafter referred to as "Gentor."

                          RECITALS

                    A. Owner represents that it is the
          owner of and is in possession, to best of Owners understanding, of all interests in 6 Unpatented
          Mining Claims Gold #1 through Gold #6 owned by
          Hartmut W. & Inga M. Baitis, including an area of interest as defined herein, hereinafter collectively referred to as the "Premises," situated in Sections 14 and 15 ofTownship 3
          North, Range 6 West, P.M.M , Jefferson County,
          State of Montana, more particularly described in Exhibit "A" attached to this Agreement and incorporated by reference in this Agreement.

                    B.  Gentor desires to obtain and Owner
          is willing to grant a mining lease of the Premises, together with an exclusive option to purchase the Premises.

                    C.  Gentor desires to examine the
          mineral potential of the Premises and possibly to develop commercial mines thereon.

                    NOW THEREFORE, in consideration of
          their mutual covenants and agreements herein, the parties hereby agree as follows:

                    1.   Grant.

                    1.1  Grant of Exploration Privilege.
          Owner hereby grants to Gentor the exclusive right and privilege to enter upon the Premises for the purposes of exploration, prospecting and development, production, removal and sale of all minerals, mineral substances, metals, ore bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonably needed for such purposes as much as Owner can on Unpatented Mining Claims.





          THIS AGREEMENT IS SUBJECT TO ARBITRATION
          Section27-5-114 MCA



                    1.2  Grant of Mineral Rights.  Owner
          hereby grants, leases and demises the Premises, and warrants peaceable enjoyment of the Premises pursuant to the warranties contained herein, unto Gentor, its successors and assigns, for the term and for the purposes hereinafter provided as much as Owner can on Unpatented Mining
          Claims. The term "Premises" as used herein includes all of the right, title and interest of Owner in the Unpatented Mining Claims described herein.

                    1.3  Grant Purposes.  The purposes of
          this Agreement are to grant to Gentor, its successors and assigns, the exclusive right to enter into and upon the Premises and each and every part thereof, so long as this Agreement remains in effect, and to explore for, develop, mine, remove, leach in place, treat, produce, ship and sell, for its own account, all ores and minerals which are or may be found therein or thereon.

                    1.5  Water Rights.  Gentor shall have
          the right, subject to the regulations of the State of Montana concerning the appropriation and taking of water, to drill wells for the water on the Premises, and may lay and maintain all necessary water lines as may be required by Gentor in its operations on the claims;
          provided, however, that all such wells shall be constructed in compliance with the regulations of the State of Montana and such wells installed by Gentor shall, on the cancellation or termination of this Agreement, become the property of Owner, unless this Agreement is terminated by exercise of the option granted by paragraph entitled "Option". In the event of assignment by Gentor to Owner, Gentor will cease to have any rights or liability to the wells and water rights.

                    1.6  Limitation.  The performance by
          Gentor of its duties and obligations under this Agreement shall not bind and obligate Gentor to perform any additional services to Owner nor to invest any funds of any nature whatsoever in the exploration of, development or delineation of the Premises. Gentor may explore, conduct geological and geophysical investigations, map, drill or otherwise seek, in the manner and to the extent that Gentor, in its sole discretion, deems advisable, to locate and develop ores, minerals and metals in commercial quantities in and upon the Premises. Only the express duties and obligations provided under this Agreement shall be binding upon Gentor and Gentor shall have no duties or obligations, implied or otherwise, to explore for, develop, and/or mine mineral ores within the Premises, it being understood that the payments described herein are in lieu of any such implied or other duties or obligations.

                    1.7  Relationship of the Parties.
          Nothing contained herein shall be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the Premises.

                    2.   Option to Purchase.  Owner hereby
          grants to Gentor the exclusive option (the
          "Option), to purchase the Hartmut W. & Inga M.
          Baitis' Unpatented Mining Claims, more
          particularly described in Exhibit "A", for a total cash consideration of One Million Dollars, United States Dollars ($1,000,000.00 USD) (the
          "purchase price"). In the event this Option is exercised, all annual payments and/or royalty production payments will be credited against this purchase price. The Option shall be exercised and the sale and purchase of the Premises shall be closed as follows:

                    2.1  Notice of Exercise.  Gentor shall
          give written notice of its election to exercise the Option granted hereunder. Upon receipt by Owner of Gentor's written notice of its election to exercise the Option granted herein, the parties shall make diligent efforts to establish escrow and to close the transfer of the Premises within sixty (60) days thereafter or as soon thereafter as the transaction can be closed. If
          Gentor has paid to Owner the entire purchase price and issued the entire number of shares described herein, Gentor shall be deemed to have exercised the Option on the date of such payment, and Gentor shall not be required to give written notice of its election to exercise the Option. Gentor understands that the Net
          Smelter Return is perpetual in nature.

                    2.2  Instruments to be Executed by
          Owner. Upon exercise of the Option granted herein, Owner, at any time before or after the closing date, shall execute, acknowledge and deliver any further deeds, conveyances and other assurances reasonably requested by Gentor, and shall take any other action consistent with the terms of this Agreement, that may reasonably be requested for the purpose of transferring and conveying to Gentor the Premises to be conveyed and transferred by this Agreement.

                    2.3  Closing Costs.  Gentor shall pay
          for the revenue stamps, if any, the cost of escrow, including the cost of preparation of any title reports, and all recording costs incurred in the consummation of the transaction provided for in this Agreement.

                    2.4  Accrued Taxes.  Payment of any
          and all state and local real and personal property taxes on the Premises not otherwise provided for herein shall be prorated between the parties as of the closing date upon a thirty day month.

                    2.5  Payment of Balance of Purchase
          Price. On or before the close of escrow, Gentor shall pay to Owner, in cash or check, the balance of the purchase price provided herein.

                    2.6  Escrow.  At the election of
          Gentor, exercisable at any time during the term of this Agreement, or on Gentor having given notice of its intention to exercise the Option, the parties shall establish an escrow for the orderly exercise of the Option and the orderly purchase of the Premises. The parties shall execute and deliver to a mutually acceptable escrow holder, escrow instructions consistent with the terms and conditions of this Agreement, and, in the event the parties do not execute and deliver such escrow instructions, this Agreement shall constitute the parties' escrow instructions. Owner shall execute and deposit into escrow the instruments described in subparagraph 2.2 above, and the escrow holder shall be instructed not to record or deliver same to Gentor unless and until the Option is exercised in accordance with the terms and conditions of this Agreement and Gentor has paid the purchase price. Gentor shall execute and deposit into escrow a Release of this Agreement, and the escrow holder shall be instructed not to record or deliver the same to Owner unless and until this Agreement is terminated, except by termination upon Gentor's exercise of the Option, in which case the Release shall be delivered to Gentor.

                    2.7  Rights and Obligations Upon
          Exercise of Option. Upon Gentor's exercise of the Option and Gentor's payment of the purchase price, Gentor shall own all of the right, title and interest in and to the Premises and thereafter Owner shall have no right, title or interest whatever in the Premises, except as agreed with the understanding that the Net
          Smelter Return is perpetual in nature.

                    3.   Duration.  For purposes of this
          Agreement, the effective date shall be
          ______________________.  The term of this
          Agreement shall be until the total purchase price has been paid in full, unless sooner terminated or canceled as hereinafter provided.
          While this Agreement is in effect, each
          successive one (1) year period commencing with the effective date and each annual anniversary date thereof shall be deemed an option year.

                    4.   Payments.

                    4.1  Annual Payments.  Gentor shall
          pay to Owner, Annual Payments in the amounts and on or before the dates described below:

          Date of Payment
           Amount

                                               Upon execution of
                                               the Formal Option
                                               Agreement $7,500.00
                                               First (1st) year
                                               anniversary
                                                    $7,500.00
                                               Second (2nd) year
                                               anniversary
                                                    $10,000.00
                                     Third (3rd) year anniversary
                                                    $10,000.00
                                               Forth (4th) year
                                               anniversary
                                                    $15,000.00
  and every year thereafter until the total
  purchase price has been paid, unless
  terminated or canceled.                        $1,000,000.00

  Timely payment of the annual payments and issuance of shares in the manner provided herein shall maintain this Agreement in full force and effect. It is understood that these annual payments will be paid in addition to any Net Smelter Return Royalty payments, unless the Option to Purchase is exercised, thereby eliminating the annual payments, except as agreed with the understanding that the Net Smelter Return Royalty is perpetual in nature.

            4.2 Production Royalty. In addition to the annual payments in section 4.1. If the Premises are placed into commercial production, Gentor agrees to pay to Owner a Net Smelter Return Royalty of Two Percent (2%) from all ores, minerals, or other products removed from the Premises and sold or processed by Gentor. Payments of such Net Smelter Return Royalty from the proceeds received from production shall be determined at the end of each calendar quarter after the effective date. Payments of the Net Smelter Return Royalty shall be made within thirty (30) days after the end of each calendar quarter for which royalty is determined to be payable or the date on which Gentor receives a smelter or refinery statement for production during such calendar quarter, whichever date is later.

                           Hartmut W. & Inga M. Baitis
                           2705 Lorraine Drive
                           Missoula, MT 59803

  Gentor shall be obligated to deliver only one (1) check or payment, and Gentor shall have no responsibility for disbursement or distribution of any such payment after receipt by Owner. At the time of making such payment, Gentor shall deliver to Owner a statement showing the amount of Net Smelter Return Royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

            4.4 Production Payments. The Owner and Gentor further agree that, when the project reaches production stage, all annual payments and/or Net Smelter Return Royalty payments will be credited to the purchase price. The Owner's Two Percent 2% Net Smelter Return Royalty shall stay in effect as long as there is production from the Premises.

            4.5 Audit. After the Premises are placed into commercial production as defined herein below, Owner or its authorized agents shall have a right to audit and inspect Gentor's accounts and records used in calculating payments to Owner hereunder, which right may be exercised as to each payment at any reasonable time during a period of one (1) year from the date on which the payment was made by Gentor. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

            5. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings as set forth below:

            5.1 "Area of Interest" shall mean the area lying within one-half mile from the perimeter of the Premises described in Exhibit "A" on the date of this Agreement, together with the area within the boundaries of any unpatented mining claims all or any part of which is within the area of first above described.

            5.2 "Allowable Deductions" shall mean, to the extent borne or to be borne by Gentor:

            5.2.1 sales, severance, and other similar taxes,

            5.2.2 insurance and security costs and charges,

            5.2.3 all milling, smelting, refining, and other treatment charges or costs,

            5.2.4 representation, assaying, and umpire costs and fees, and

            5.2.5 marketing costs and commissions.

            If ores, minerals, or other products are deemed to have been sold, Allowable Deductions shall include amounts representing the items enumerated above to the extent that they would have been borne by Gentor had the ores, minerals, or other products actually been sold.

            5.3 "Commercial production." For the purposes of this Agreement, the Premises shall come into commercial production on the date upon which ore mined from the Premises is first delivered to a purchaser on a commercial basis or on the date upon which concentrates or other products derived therefrom are first delivered to a purchaser on a commercial basis, whichever date is earlier, it being agreed that deliveries of such ores, concentrates or other products resulting from pilot or test operations shall not be considered as deliveries on a commercial basis for the purposes of this paragraph. Gentor shall deliver to Owner notice indicating said date as soon as practicable after the occurrence thereof.

                  5.4 "Net Smelter Returns" shall mean for any period/year the amount of earned revenues actually paid to and received by Lessee by any smelter, refinery or other purchaser (hereinafter "Smelter") of metals, ores, minerals or mineral substances, or concentrates produced therefrom for products mined from the Premises, less all of the following:

            5.4.1 Custom smelting costs, treatment charges and penalties, including, but without being limited to, metal losses, penalties for impurities and charges for refining, selling, and transportation from smelter to refinery and from refinery to market;


            5.4.2 Costs of transporting product from the Premises to a concentrator or other place of treatment;

            5.4.3  Costs of transporting product from the
  concentrator to a smelter or other place of treatment; and

            5.4.4 Production taxes, net proceeds of mines taxes, severance taxes and sales, privileges and other taxes levied on product or on the production thereof.

            Net Smelter Returns for product treated at a smelter owned, operated or controlled by Lessee or treated on a toll basis for Lessee, shall be computed in the above manner, with deductions for all charges and items of cost equivalent to the deductions described above.

            5.5  "Owner" shall mean Hartmut W. & Inga M. Baitis,
  2705 Lorraine Drive Missoula, MT 59803, and all persons, individually and collectively, having an interest in the Premises and executing this Agreement, or a counterpart thereof, other than Gentor.

            5.6  "Product" shall mean the following:

            5.6.1 All ore mined or removed from place in the Premises during the term hereof and shipped and sold by Gentor prior to treatment; and,

            5.6.2  All concentrates, precipitates and mill
  products produced by or for Gentor from ore mined or removed from place in the Premises, or from ore leached in place in the Premises, during the term of this Agreement.

            5.7  "Gentor" shall mean United Gentor Development
  Corporation, its assigns and successors.

            5.8 "Waste" shall mean earth, rock or material mined or removed from place in the Premises during the term of this Agreement, but which is not "Ore" as defined above.

            6. Compliance with the Law. All exploration and development work performed by Gentor during the term of this Agreement shall conform with the applicable laws and regulations of the State of Montana and the United States of America.
  Gentor shall be fully responsible for compliance with all applicable Federal, State and Local reclamation statutes, regulations and ordinances relating to such work, all at Gentor's cost, and Gentor shall indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Gentor failure to perform its obligations hereunder. Gentor will comply with all reclamation statues, even if a small mine is put in production and abandoned.

            6.1 Change in Federal Mining Law. If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under the mining laws, and if the new system gives Owner an election to acquire rights under the new system in exchange for or in modification of Owner's existing rights, Gentor may make an the election in the name of Owner with respect to all of the unpatented claims included in the Property. Thereafter, during the term of this Agreement Gentor shall pay all royalties, rentals, bonuses, fees, and other amounts required by the new system.

            7.   Mining Practices; Inspection of Data; Reports.

            7.1 Mining Practices. Gentor shall work the Premises in a miner-like fashion and manner consistent with safe and economical mining and with due regard to the development and preservation thereof as workable mining properties.

            7.2 Inspection of Data. Owner shall have the right to examine non-interpretive factual data in the possession of Gentor during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner such that such inspection does not interfere with the operations of Gentor.

            8. Weights; Analysis. Gentor shall measure ore and grade, and take and analyze samples thereof in accordance with industry practice, and shall keep accurate records thereof as a basis for computing payments hereunder. These records shall be available for inspection by Owner at all reasonable times subject to the provisions herein regarding accounts, records and payments.

            9. Cross_Mining. Gentor is hereby granted the right, if it so desires, to mine and remove ore, product and materials from the Premises through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property owned or controlled by Gentor. Gentor may, if it so desires, use the Premises and any shafts, openings and pits therein for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby property, or for any purpose connected therewith. The operations of Gentor on the Premises and Gentor' operations on other lands may be conducted upon the Premises and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land. Nothing herein shall relieve Gentor from its obligations for payments or reports as set forth in this Agreement.

           10.   Stockpiling; Waste.

           10.1 Stockpiling on Other Lands. Gentor shall have the right, at any time during the term hereof, to stockpile any ore or product mined or produced from the Premises at such place or places as Gentor may elect, without the obligation to remove or return the same, either upon the Premises or upon any other lands owned or controlled by Gentor or its successors and assigns. The rights and liens of Owner in and to any such ore or product stockpiled on other lands shall not be divested by the removal thereof from the Premises, but shall be the same in all respects as though such materials had been stockpiled on the Premises. The stockpiling of ore or product from the Premises on other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Owner's interest. The tax covenants described in this Agreement shall apply to ore and product from the Premises stockpiled on other lands.

           10.2 Stockpiling on the Premises. Gentor shall have the right, at any time during the term hereof, to stockpile on the Premises, without the obligation to remove or return the same, any ore or materials mined or produced by Gentor or its affiliated companies from other lands. Owner agrees to recognize the rights and interests of others in such ores and materials stockpiled on the Premises and to permit the removal thereof by Gentor at any time during the term of this agreement, or by the owners thereof, for a reasonable time after termination of this Agreement, all without liability or expense to Owner.

           10.3 Waste. Waste, overburden, surface stripping and other materials from the Premises may be deposited on or off the Premises. Such materials from other lands may be deposited on the Premises only if the same will not interfere with mining operations on the Premises. Nothing in this paragraph shall limit the provisions in the subparagraphs above concerning stockpiling product on or off the Premises.

           11. Mixing. After ore and product from the Premises have been sampled and measured in accordance with industry practices, in such manner as will permit the computation of payments to be made hereunder, Gentor may mix the same with ores, materials or products from other lands.

           12. Treatment. Gentor shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any ore, product and materials mined or produced from the Premises and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Premises or on other lands. Such treatment shall be conducted in a careful and workmanlike manner. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Premises or on other lands, without Gentor's obligation to remove the same.

           13. Scope of Agreement. This Agreement shall extend to and include only the Premises described in Exhibit "A", and an Area of Interest within One-Half (1/2) mile of the perimeter of the said Premises, together with the area within the boundaries of any unpatented mining claims all or any part of which is within the area first described and shall not apply and extend to any other property, mining claims, mill sites and tunnel sites owned and/or located by the parties hereto.

           14. Liens and Notices of Non-Responsibility. Except as otherwise agreed in writing, Owner and Gentor agree to keep the Premises at all times free and clear of liens for materials furnished and labor done or work performed upon the Premises at the request of or for the benefit of Gentor, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Premises before such indebtedness and liabilities shall become a lien, charge, or encumbrance; provided, however, that Gentor need not discharge or release any such lien, charge or encumbrance; so long as Gentor is contesting the same. Nothing stated herein shall prohibit Gentor from pledging its interest in this Agreement as security for any indebtedness of Gentor incurred for the purpose of the exploration, development or mining of the Premises. Owner may post upon the Premises and keep posted thereon in a conspicuous place a notice of non-responsibility which will be prepared by Owner; and Gentor will, in the event such notice is destroyed or removed, upon finding same, notify Owner. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Gentor in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Premises are located. Nothing herein shall be construed to prevent Gentor from assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Premises for the purpose of acquiring financing for its activities or operations on the Premises, which assignment, pledge, encumbrance or transfer are expressly authorized hereunder.

           15.   Taxes.

           15.1 Personal Property Taxes. Nothing in the foregoing shall be construed to obligate Gentor to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed or used on any part or parts of the Premises by or for Owner other than Gentor. If Owner receives tax bills or claims which are the responsibility of Gentor hereunder, the same shall be promptly forwarded to Gentor for appropriate action, and if any of the same are not received by Gentor at least ten (10) business days before payment called for thereunder is due, Gentor shall not be responsible for any interest, penalty, charge, expense, or other liability arising by reason of late payment of such payment, the Owner hereby indemnifying and saving harmless Gentor from all of the same that may be incurred by Gentor from time to time.

           15.2 Income or Similar Taxes. Gentor shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Owner, based upon payments under this Agreement.

           16. Insurance. Gentor shall procure, and at all times during the performance of this Agreement, maintain in full force and effect such all-risk insurance as may be appropriate, but in amounts not less than $1,000,000.00 per person and $1,000,000.00 per accident for all bodily injury claims, and not less than $2,000,000.00 for property damage claims, as well as coverage to comply with all workmen's compensation and other insurance required by law, provided that a blanket type insurance policy carried by Gentor shall satisfy Gentor' obligations under this provision. Gentor shall forever indemnify and save harmless Owner, its heirs, executors, administrators, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising out of Gentor' occupation and use of the Premises, or its operations thereon or therein. All such insurance shall be maintained by Gentor at its own expense throughout the duration of this Agreement, and whenever Owner reasonably requests, Gentor shall furnish to Owner evidence that such insurance is being maintained. Owner shall forever indemnify and save harmless Gentor, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising from Owner's occupation and use of the Premises, or its operations thereon or therein, before the Effective Date and after the termination date.

           17. Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Premises and the workings of Gentor thereon at all reasonable times for the purpose of inspection, but they shall enter on the Premises at their own risk and in such a manner as not to unreasonably hinder, delay or interfere with the operations of Gentor. Owner shall indemnify and hold Gentor harmless from any and all damages, claims or demands arising out of injury to Owner, Owner's agents or representatives, or any of them, on the Premises or on the approaches thereto.

           18. Title Information and Data. At any time during the term hereof, upon written request by Gentor, Owner forthwith shall obtain and deliver to Gentor copies of all title documents affecting the Premises which Owner has in its possession or available to it, including copies of any plats and field notes of surveys of the Premises. Owner agrees to make available to Gentor copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession, without charge.

           19. Representation of Title. Owner represents and warrants that the Premises defined in Exhibit "A" of this Agreement are in good standing and that Owner owns the entire title to the Premises and that no other party has any right, title or interest therein; that Owner has good right and full power to convey the effective interest described herein; that the Premises are free and clear of all encumbrances; and that Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the Premises, or which might hinder or impair the rights or ability of Gentor to exercise its rights hereunder, except subject and subordinate to the terms of this Agreement. That (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly and timely recorded and filed with appropriate governmental agencies; (iv) all maintenance payments required to hold the unpatented mining claims through the assessment year ending August 31, 2005 has been timely and properly paid to the appropriate Bureau of Land Management Office; and (v) all notices of intent to hold or other forms required to maintain the unpatented mining claims in good standing for the 2005 assessment year have been properly and timely recorded and filed with the appropriate governmental agencies as required by Montana law. The representations and warranties described herein shall survive termination of the Option.

           20. Scope of Agreement. This Agreement shall extend to and include only the Premises described in Exhibit "A" including the Area of Interest lying within one-half mile from the perimeter of the Premises as described under Section 5. Definitions. If during the term of this Agreement Gentor locates any unpatented mining claims within the area described as Area of Interest, the claims shall be deemed a part of the Premises for purposes of this Agreement.

       21. Assessment Work. The Annual Rental Assessment Fee or sometimes referred a Annual Maintenance Fee required by Federal Law shall be paid and an Affidavit filed with the appropriate County while this Agreement is in effect by Gentor before August 1st of each lease year. Gentor shall prepare evidence of the proper recordation and filing, and shall timely record and/or file such evidence in the appropriate Federal, State and Local offices as required by applicable Federal, and State Laws,
  before August 1st of each lease year.   If Gentor elects to
  terminate this Agreement, it shall notify Owner before August 1st of any lease year, Gentor shall then have no further obligation hereunder to file and pay the required annual rental assessment fees and prepare, record and file evidence of the same. However, if Gentor terminates this Agreement after August 1st of any lease year, Gentor agrees to file and pay the required annual rental assessment fees and prepare, record and file evidence of the same.

       22. Locate, Amendment and Relocation of Claim. Gentor shall have the right to amend or relocate in the name of Owner any of the unpatented mining claims subject to this Agreement which Gentor deems advisable to so amend or relocate. If Gentor locates claims in the Area of Interest as described herein, all claims shall become part of this Agreement.

           23.   Warranties and Representations.

           23.1 Mutual Warranties and Representations. Each of the parties warrants and represents to the other as follows:

           23.1.1 Compliance with Laws. That each party has complied with all applicable laws and regulations of any governmental body, Federal, state or local regarding the terms of this Agreement and the performance thereof.

           23.1.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect the ability of the parties to perform the terms of this Agreement.

           23.1.3 Authority. That each party has the full right, title and authority to enter into this Agreement and to perform the same in accordance with the terms hereof, and neither this Agreement, nor the performance thereof violates, or constitutes a default under the provisions of, any other agreement to which such party is a party or to which it is bound.

           23.1.4 Costs. Each of the parties shall pay its costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

           23.1.5 Noninterference. Each of the parties covenants that it will not do or permit to be done any act which would or might hinder or impair the rights of the other party to exercise any right granted under this Agreement.

           23.2 Owner's Warranties and Representations. Owner warrants and represents that the consummation of this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Owner is a party.

  Owner represents and warrants that it is not aware of nor has it received notice of any environmental or physical condition on the Premises which is, or would be, a violation of any applicable Federal, state or local laws, regulations or ordinances, and that Owner has not received any notices from any governmental agencies of such environmental or physical conditions or alleged violations.

       So long as Gentor is not in default under this Agreement, on written request from Gentor, Owner will execute and deliver to Gentor an estoppel certificate, in form acceptable to Gentor, whereby Owner confirms that the Agreement is in full force and effect and that there are no defaults by Owner or Gentor under the Agreement.

            24. Escrow. Contemporaneously with the execution of this Agreement, Owner shall execute and acknowledge a Quit Claim Deed and deposit into escrow. The escrow holder shall be instructed not to record or deliver same to Gentor unless in the event of any default or failure by Gentor to comply with any of the covenants, terms or conditions of this Agreement. Contemporaneously with the execution of this Agreement, Gentor shall execute and deposit into escrow a Release of this Agreement. The escrow holder shall be instructed not to record or deliver the same to Owner unless and until this Agreement is terminated, except by termination upon Gentor's exercise of the Option, in which case the Release shall be delivered to Gentor. The escrow holder will be mutually acceptable to Owner and Gentor.

           24.1 Cancellation by Owner. In the event of any default or failure by Gentor to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be entitled to give Gentor written notice of the default, specifying details of the same. If such default is not remedied within sixty (60) days after receipt of said notice, provided the same can reasonably be done within that time, or, if not, if Gentor has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, then this Agreement shall be deemed canceled and terminated effective on the sixtieth (60th) day after the Gentor' receipt of said notice. In the case of Gentor' failure to pay the minimum payments due hereunder, Owner shall be entitled to give Gentor written notice of the default, and if such default is not remedied within twenty (20) days after the receipt of said notice, then this Agreement shall be deemed canceled and terminated effective on the twentieth (20th) day after Gentor' receipt of said notice. No such cancellation, however, shall be based on a default hereunder or on a failure to remedy the same, when resulting from any cause beyond the reasonable control of Gentor, including, without limitation, the force majeure provisions herein.

           24.2. Cancellation by Gentor. Gentor may at any time cancel this agreement by giving written notice to Owner and tendering to Owner a written release and Quit Claim Deed thereof in proper form for recording. Gentor's termination notice shall specify the "termination date." before August 1st of any lease year, Gentor shall not be required to pay the Maintenance Fee. If, however, Gentor terminates this Agreement after August 1st of any lease year, Gentor agrees to pay the Maintenance Fee required by Federal Law to keep the Unpatented Mining Claims Active. If Gentor terminates this Agreement, Gentor shall not be required to perform the obligations to pay Net Smelter Return Royalty payments accruing or coming due after the "termination date" as defined herein; all such payments or obligations which accrue before the termination date shall be timely met and discharged by Gentor. Tender of the release may be made by mailing same to Owner at the address provided herein. Gentor may record a duplicate of said release in the same office where the hereinafter mentioned memorandum agreement is recorded.

           25. Removal of Equipment. Gentor shall have, and it is hereby given and granted, one hundred twenty (120) days after termination of this Agreement, to remove from the Premises all buildings, structures, warehouse stock, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, mine cages, and any and all other machinery, trade fixtures and equipment, erected or placed in or upon the Premises by it, together with all ore broken in stopes or workings, except mine supports and timber in place and permanent improvements.

           26. Data. Upon termination of this Agreement, except termination upon Gentor's exercise of the Option, Gentor will provide a copy of all drilling logs, assays, maps and other non-interpretive factual data which Gentor has prepared in connection with its exploration and development of the Premises under this Agreement.

           27. Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Owner by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Premises or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Gentor of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Gentor to jointly or simultaneously make a similar public announcement or disclosure if Gentor so desires, provided, however, that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing herein shall limit or restrict the right of Gentor to provide, deliver or release to parent companies, subsidiary companies, related companies, affiliated companies with a common parent, and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Gentor by virtue of this Agreement.

           28. Force Majeure. The respective obligations of either party, except the obligation of Gentor to pay the annual payments due hereunder which annual payments shall continue regardless of the enforcement of this Section 27, shall be suspended during the time and to the extent that such party is prevented from complying therewith, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot unavoidable casualty, act or restraint, present or future, of any lawful authority, act of God, act of public enemy, delays in transportation, governmental regulation, environmental restrictions, permit or license applications and approvals, or other cause of the same or other character beyond the reasonable control of such party.

           29. Disputes Not to Interrupt Operations. Disputes or differences between the parties hereto shall not interrupt performance of this Agreement or the continuation of operations hereunder. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference. In case of any dispute between the parties arising under this Agreement which cannot be settled between the parties, the same shall be submitted to the American Arbitration Association in accordance with the laws of the state in which the Premises is located and the Rules of the American Arbitration Association, and the cost thereof shall be paid by Owner and Gentor in equal shares.

           30. Memorandum Agreement. Upon execution of this Agreement, the parties shall execute and cause to be delivered a short form of this Agreement which shall be recorded in the office of the recorder of each county wherein all or part of the Premises are located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties hereto.

           31. Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this section. Notices so given shall be deemed to have been received by the addressee five (5) days from the date of mailing. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if personally delivered to the proper party or if sent by telex, telegraph or other wire service and actually received by such party, and such notice shall be effective upon the date of receipt by such party.

                                If to Owner:        Hartmut W. &
                           Inga M. Baitis,
                           2705 Lorraine Drive
                           Missoula, Montana 59803

       If to Gentor:       Gentor Resources, Inc.
                           Alder Gulch Road, Box 156
                           Virginia City, Montana 59755

           32. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their heirs, personal representatives, successors and assigns.

           33. Whole Agreement. The parties hereto agree that the whole agreement between them is written herein and in a memorandum agreement of even date herewith which is intended to be recorded, and that this Agreement shall constitute the entire contract between the parties. There are no terms or conditions, express or implied, other than herein stated. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

           34. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Montana.

           35. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

           36. Other Interests. Owner hereby represents that Gentor has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Premises subject to this Agreement, and/or to discontinue or interfere with a business relationship with any such licensee(s) for Gentor(s), or otherwise. Owner agrees to indemnify and defend Gentor against any and all claims, demands or suits for damages or injunctive relief which may be brought against Gentor, incident to, arising out of, in connection with or resulting from any such termination and/or discontinuance of a business relationship.

           37. Severability. If any part, term or provision of this Agreement is held by the courts to be illegal or in conflict with any law of the United States or the State of Montana the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

           38.   Assignment.

           38.1 Assignment by Gentor. Gentor shall be at liberty, upon the prior written consent of Owner, which shall not unreasonably be withheld. at any time and from time to time, in its sole and uncontrolled discretion, to sell, dispose of or deal with this Agreement or any portion of its interest herein on such terms and conditions and by way of lease, farm-in, joint venture, option or otherwise and for such consideration as Gentor shall see fit. Any such sale, disposition or deal regarding this Agreement shall be subject to the right of the Owner to be paid the royalty and annual payments, it being agreed that the obligation to pay the royalty and annual payments may be assigned in whole or in part by Gentor to the extent that Gentor sells, disposes of, or deals with this Agreement and its rights therein, and upon such sale or disposition by Gentor, the obligation to pay the royalty and annual payments shall become the obligation of the transferee, and not Gentor, to the extent that Gentor sells, disposes of, or deals with this Agreement or its rights therein. Gentor shall make arrangements with Owner on the issuance of shares, should Gentor sell this Agreement before all shares have been issued.

             37.2 Right of First Refusal. Gentor shall have the right of first refusal to purchase all of the right, title, and interest of the Owner in the Premises, including its rights hereunder, for thirty (30) days following Gentor' receipt of a copy of a bona fide offer submitted to the Owner by a third party in an arm's length transaction, and which has been determined by the Owner to be acceptable. Any offer shall recite the consideration, the cash value or the cash equivalent value which may be readily determined. If Gentor exercises its right of first refusal to purchase the interest of the Owner, Gentor shall pay to the Owner an amount equal to the value of the third party offer upon terms which are economically no less favorable to the Owner than the third-party offer. If Gentor fails to elect to exercise its right of first refusal, Owner may complete the proposed transaction with the third party on the same terms and conditions as described in the notice to Gentor.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective the date described herein.


  OWNER:



                                          ______________________
                                          _______________________
                                                    Hartmut W.
                                          Baitis
                                          Inga M. Baitis



  GENTOR:

                                     _________________________
                                     Gentor Resources, Inc.






                                   STATE OF
                                   ____________________ )

                                    ) ss.
                                   COUNTY OF
                                   ___________________ )

           On this ______ day of ________________, 2005, before
     me the undersigned notary public personally appeared Hartmut W. Baitis and Inga M. Baitis, known to be the persons named in and whose name is subscribed to the foregoing instrument, and acknowledged to me that they executed the same.


     My Commission Expires:

     ______________________
     ______________________________
                                         Notary Public
                                         Residing
     at:____________________







     STATE OF ____________)
                                            ) ss.
     COUNTY OF ___________)

           On this ______ day of ________________, 2005,
     personally appeared before, a Notary Public, ____________________, who acknowledged that he executed the above Mining Exploration and Option Agreement in his capacity as ________________, for Gentor Resources, Inc. and on behalf of said Corporation and that the Corporation executed the above Mining Exploration and Option Agreement.

     My Commission Expires:

     ______________________
     ______________________________
                                         Notary Public
                                         Residing at:
     ____________________







      MEMORANDUM OF MINING EXPLORATION AND OPTION AGREEMENT


     NOTICE IS HEREBY GIVEN that Hartmut W. & Inga M. Baitis, 2705 Lorraine Drive, Missoula, MT 59803, hereinafter referred to as "Owner," and Gentor Resources, Inc., a Florida corporation, hereinafter referred to as "Gentor." have entered into a Mining Exploration and Option Agreement, hereinafter referred to as the "Agreement" whereby Owner has granted to Gentor certain rights to 6 Unpatented Mining Claims Gold #1 through Gold #6, including an area of interest, hereinafter collectively referred to as the "Premises," situated in Township 2 South, Range 11 West, P.M.M , Jefferson County, State of Montana.

     For purposes of the Mining Exploration and Option
     Agreement, the addresses of the parties are:
                              Hartmut W. & Inga M. Baitis
                              2705 Lorraine Drive
                              Missoula, Montana 59803

                              Gentor Resources, Inc.
                              Alder Gulch Road, Box 156
                              Virginia City, Montana 59755


     IN WITNESS WHEREOF, the parties have executed this Memorandum of Mining Exploration and Option Agreement effective this ______ day of _____________,
     2005.



          ______________________   _____________________
          Hartmut W. Baitis             Inga M. Baitis




          ___________________________
          Gentor Resources, Inc.









     STATE OF ________________)
                              ) ss.
     COUNTY OF _____________  )

          On this ______ day of ________________, 2005, before
     me the undersigned notary public personally appeared Hartmut W. Baitis and Inga M. Baitis, known to be the persons named in and whose name is subscribed to the foregoing instrument, and acknowledged to me that they executed the same.


     My Commission Expires:

     ______________________        ____________________________
                                   Notary Public
                                   Residing at:________________



     STATE OF ____________)
                          ) ss.
     COUNTY OF ___________)

          On this ______ day of ________________, 2005,
     personally appeared before, a Notary Public, ____________________, who acknowledged that he executed the above Mining Exploration and Option Agreement in his capacity as ________________, for Gentor Resources, Inc. and on behalf of said Corporation and that the Corporation executed the above Mining Exploration and Option Agreement.

     My Commission Expires:

     ______________________        _____________________________
                                   Notary Public
                                   Residing at: ________________






















                           EXHIBIT "A"

     Attached to and made a part of the Memorandum of Mining Exploration and Option Agreement between Hartmut W. & Inga
     M. Baitis and Gentor Resources, Inc., dated
     __________________________________for Unpatented Mining
     Claims in Jefferson County, State of Montana listed as follows:

     Claim               BLM            Jefferson County
     Name                Serial No.     Document No.
                         MMC            Recorded

     Gold #1             212487         214874
     Gold #2             212488         214875
     Gold #3             212489         214876
     Gold #4             212490         214877
     Gold #5             212491         214878
     Gold #6             212492         214879